AZZ Inc. Reports Fiscal Year 2024 Third Quarter Results

AZZ Delivers Growth in Sales, Profits, and Cash Flow Supporting Debt Pay Down
Narrowing Annual Guidance

January 9, 2024 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the third quarter ended November 30, 2023.
Third Quarter Overview (results from continuing operations as compared to prior year(1)):
◦Total Sales $381.6 million, up 2.2%
▪Metal Coatings sales of $163.2 million, up 3.1%
▪Precoat Metals sales of $218.4 million, up 1.6%
◦Diluted EPS of $0.92, up 55.9% versus prior year, Adjusted EPS of $1.19, up 52.6%
◦Net Income of $26.9 million, up 45.8%
◦Adjusted net income of $34.8 million, up 78.3%
◦Adjusted EBITDA $86.4 million or 22.6% of sales, versus prior year of $68.9 million or 18.5% of sales
◦Segment EBITDA margin of 30.0% for Metal Coatings and 18.4% for Precoat Metals
◦Reduced debt by $25.0 million in the quarter, resulting in net leverage of 3.1x

(1) Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Both segments performed well in the third quarter, delivering organic sales growth of 3.1% for Metal Coatings and 1.6% for Precoat Metals. Consolidated Adjusted EBITDA margin grew to 22.6%, driven by a favorable mix and a continuation of improvements in operational efficiencies over the prior year. Metal Coatings benefited from strength in transmission and distribution, as well as bridge and highway markets spending, and delivered an EBITDA margin of 30.0%. Precoat Metals' EBITDA margin of 18.4%, significantly improved over prior year, resulted from strong conversion-selling and value pricing to offset inflation, with a backdrop of certain end-market softness related to the construction, HVAC and transportation markets."

"With our strong cash flow generation and effective management of working capital, we have reduced our debt by $85 million year-to-date, including $25 million in the third quarter. Our greenfield plant construction in Washington, Missouri, is progressing, and we are continuing to track to our timeline and budget. This year's capital expenditures of approximately $119 million include about $70 million of spending related to the new plant. Additionally, we recently repriced the terms of our Senior Secured Revolver Credit Agreement, resulting in lower interest costs moving forward. We are strengthening our balance sheet and remain committed to reducing our debt and leverage."

"While the fourth quarter typically represents a seasonally slower period for AZZ, we anticipate meaningfully improved profitability over prior year same quarter. Secular tailwinds exist for non-building construction on infrastructure and renewables projects, reshoring of manufacturing, and continued migration to more environmentally friendly pre-painted steel and aluminum. I want to thank our AZZ team for their dedicated performance in the third quarter of fiscal year 2024," Ferguson concluded.

Fiscal Year 2024 Third Quarter Segment Performance

AZZ Metal Coatings
Sales increased year-over-year by 3.1% to $163.2 million, due to the progression of infrastructure spending and value-pricing strategies. Adjusted EBITDA of $49.0 million, or 30.0% of sales, reflects results within our 25-30% targeted Adjusted EBITDA range.

AZZ Precoat Metals
Sales of $218.4 million increased year-over-year by 1.6% despite lower volume in HVAC, transportation, and container end markets. Average selling price increased 4% compared to the same quarter last year, driven by value-pricing initiatives and a shift in sales mix. EBITDA of $40.3 million, or 18.4% of sales, increased 240 basis points from the prior year quarter and within our targeted range of 17-22%.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $180.9 million for the year's first nine months through improved earnings and disciplined working capital management. At the end of the third quarter, net leverage was 3.1x TTM EBITDA. During the year-to-date period ended November 30, 2023, the Company paid down debt of $85 million and returned cash to common shareholders through cash dividend payments totaling $12.8 million. Capital expenditures were $66.9 million year-to-date, and full fiscal year capital expenditures are expected to be approximately $119 million.

Financial Outlook - Fiscal Year 2024 Guidance
Narrowing and revising upward fiscal year 2024 guidance to reflect AZZ's nine-month actual results and fourth quarter projections. Guidance includes estimated interest expense benefits from the repricing of our Term Loan B and the December repricing of our Senior Secured Revolver, and the reduction of another $25 million in debt in the third quarter, as well as Equity in earnings of unconsolidated subsidiaries (40% AVAIL investment). These actions have helped offset the impact of the higher interest rate environment. The computation of Adjusted earnings per diluted share also reflects the impact of the Series A Preferred stock and an effective tax rate of approximately 24% for the year.

	Previous FY24 Guidance	Revised FY24 Guidance
Sales	$1.40 - $1.55 billion	$1.45 - $1.55 billion
Adjusted EBITDA	$300 - $325 million	$315 - $335 million
Adjusted Diluted EPS	$3.85 - $4.35	$4.15 - $4.35

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Philip Schlom, Chief Financial Officer, and David Nark, Senior Vice President of Marketing, Communications, and Investor Relations to discuss financial results for the third quarter of the fiscal year 2024, Wednesday, January 10, 2024, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 8388037, through January 17, 2024, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.

AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process; supply-chain vendor delays; customer requested delays of our products or services; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications, and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207
www.threepa.com

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2023	2022	2023	2022
Sales	$381,605	$373,301	$1,171,020	$987,145
Cost of sales	293,456	300,219	888,606	752,455
Gross margin	88,149	73,082	282,414	234,690

Selling, general and administrative	35,325	27,689	103,087	97,247
Operating income	52,824	45,393	179,327	137,443

Interest expense	25,855	26,123	82,331	61,739
Equity in earnings of unconsolidated subsidiaries	(8,742)	(1,006)	(11,136)	(1,006)
Other (income) expense, net	41	(610)	(9)	(582)
Income from continuing operations before income taxes	35,670	20,886	108,141	77,292
Income tax expense	8,780	2,447	24,397	18,380
Net income from continuing operations	26,890	18,439	83,744	58,912
Income from discontinued operations, net of tax	—	1,665	—	17,126
Loss on disposal of discontinued operations, net of tax	—	(40,646)	—	(130,073)
Net loss from discontinued operations	—	(38,981)	—	(112,947)
Net income (loss)	26,890	(20,542)	83,744	(54,035)
Dividends on preferred stock	(3,600)	(3,600)	(10,800)	(4,640)
Net income (loss) available to common shareholders	$23,290	$(24,142)	$72,944	$(58,675)
Basic earnings (loss) per share
Earnings per common share from continuing operations	$0.93	$0.60	$2.91	$2.19
Loss per common share from discontinued operations	$—	$(1.57)	$—	$(4.55)
Earnings (loss) per common share	$0.93	$(0.97)	$2.91	$(2.37)
Diluted earnings (loss) per share
Earnings per common share from continuing operations	$0.92	$0.59	$2.86	$2.17
Loss per common share from discontinued operations	$—	$(1.56)	$—	$(4.52)
Earnings (loss) per common share	$0.92	$(0.97)	$2.86	$(2.35)

Weighted average shares outstanding - Basic	25,077	24,867	25,024	24,804
Weighted average shares outstanding - Diluted	29,330	24,995	29,278	24,984

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2023	2022	2023	2022
Sales:
Metal Coatings	$163,186	$158,274	$501,816	$487,567
Precoat Metals	218,419	215,027	669,204	499,578
Total sales	$381,605	$373,301	$1,171,020	$987,145

EBITDA(1)
Metal Coatings(2)	$48,991	$41,895	$152,500	$148,591
Precoat Metals	40,253	34,434	129,856	93,846
Infrastructure Solutions(3)	8,452	1,006	10,642	1,006
Total Segment EBITDA(4)	$97,696	$77,335	$292,998	$243,443

(1) See the Non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.
(2) Represents Adjusted EBITDA, which includes an accrual for a litigation matter related to the Metal Coatings segment.
(3) Represents Adjusted EBITDA, which includes a settlement for a litigation matter related to the AIS segment recognized during the second quarter of fiscal year 2024. Infrastructure Solutions segment includes the Company’s equity in earnings from its investment in the AVAIL joint venture, as well as other expenses related to receivables that were retained by the Company following the sale of the AIS business.

(4) Total segment EBITDA excludes Corporate EBITDA.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	November 30, 2023	February 28, 2023
Assets:
Current assets	$392,728	$417,416
Property, plant and equipment, net	525,338	498,503
Other assets, net	1,290,690	1,305,560
Total assets	$2,208,756	$2,221,479

Liabilities and Shareholders’ Equity:
Current liabilities	$200,000	$187,240
Long-term debt, net	980,004	1,058,120
Other liabilities	107,602	122,659
Shareholders' Equity	921,150	853,460
Total liabilities and shareholders' equity	$2,208,756	$2,221,479

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended November 30,
	2023	2022
Net cash provided by operating activities of continuing operations	$180,928	$68,622
Net cash used in investing activities of continuing operations	(66,853)	(1,207,653)
Net cash provided by (used in) financing activities of continuing operations	(109,444)	1,005,456
Cash used in discontinued operations	—	123,982
Effect of exchange rate changes on cash	58	(2,199)
Net increase in cash and cash equivalents	4,689	(11,792)
Cash and cash equivalents at beginning of period	2,820	15,082
Cash and cash equivalents from continuing operations at end of period	$7,509	$3,290

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provided adjusted net income and adjusted earnings per share, (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position and prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In calculating adjusted net income and adjusted earnings per share, management excludes intangible asset amortization, acquisition expenses, transaction related expenses and certain legal settlements and accruals. Management also provides EBITDA and Adjusted EBITDA, which are non-GAAP measures. Management defines EBITDA as earnings excluding depreciation, amortization, interest, and provision for income taxes. Adjusted EBITDA is defined as earnings excluding depreciation, amortization, interest, provision for income taxes, acquisition expenses, transaction related expenses and certain legal settlements and accruals. Management believes EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and its capacity for making capital expenditures in the future. EBITDA and Adjusted EBITDA are also useful to investors to help assess the Company's estimated enterprise value. In addition, management believes that the adjustments shown below are useful to investors in order to allow them to compare the Company's financial results during the periods shown without the effect of each of these adjustments.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP. These non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provides a reconciliation for the three and nine months ended November 30, 2023 and 2022 between the various measures calculated in accordance with GAAP to the Adjusted Earnings Measures (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share from Continuing Operations

	Three Months Ended November 30,				Nine Months Ended November 30,
	2023		2022		2023		2022
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income from continuing operations	$26,890		$18,439		$83,744		$58,912
Less: preferred stock dividends	(3,600)		(3,600)		(10,800)		(4,640)
Net income from continuing operations available to common shareholders	23,290		14,839		72,944		54,272
Impact of preferred stock dividends	3,600		—		10,800		—
Net income and diluted earnings per share from continuing operations(2)	26,890	$0.92	14,839	$0.59	83,744	$2.86	54,272	$2.17
Impact of preferred stock dividends	—		—		—		4,640
Net income and diluted earnings per share from continuing operations for Adjusted net income calculation(2)	26,890	0.92	14,839	0.59	83,744	2.86	58,912	2.10
Adjustments:
Acquisition and transaction-related expenditures(3)	—	—	—	—	—	—	15,320	0.55
Amortization of intangible assets	5,872	0.20	6,133	0.25	18,108	0.62	17,615	0.63
Legal settlement and accrual(4)	4,500	0.15	—	—	10,250	0.35	—	—
Subtotal	10,372	0.35	6,133	0.25	28,358	0.97	32,935	1.18
Tax impact(5)	(2,489)	(0.08)	(1,472)	(0.06)	(6,806)	(0.23)	(7,904)	(0.28)
Total adjustments	7,883	0.27	4,661	0.19	21,552	0.74	25,031	0.90
Adjusted net income and adjusted earnings per share from continuing operations	$34,773	$1.19	$19,500	$0.78	$105,296	$3.60	$83,943	$3.00

Weighted average shares outstanding - Diluted		29,330		24,995		29,278		28,022

(1) Earnings per share amounts included in the table above may not sum due to rounding differences. Year-to- date earnings per share does not always represent the sum of the quarters’ earnings per share when the preferred shares for any quarter in the year-to-date period are anti-dilutive.

(2) For the nine months ended November 30, 2022, the calculation of diluted earnings per share is based on weighted average shares outstanding of 24,984, as the preferred shares are anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of
     28,022, as the preferred shares are dilutive for this calculation. Adjusted net income for adjusted earnings per share also includes the addback of preferred dividends.

(3) Includes Corporate expenses related to the Precoat Metals acquisition and the divestiture of AZZ Infrastructure Solutions business into the AVAIL JV.
(4) For the three months ended November 30, 2023, represents a legal accrual related to the Metal Coatings segment of $4.5 million. For the nine months ended
     November 20, 2023, consists of the $4.5 million accrual for the Metal Coatings segment and $5.75 million for the settlement of a litigation matter related to the AIS segment that was retained following the sale of the AIS business.

(5) The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.

Adjusted EBITDA from Continuing Operations

	Three Months Ended November 30,		Nine Months Ended November 30,
	2023	2022	2023	2022
Net income from continuing operations	$26,890	$18,439	$83,744	$58,912
Interest expense	25,855	26,123	82,331	61,739
Income tax expense	8,780	2,447	24,397	18,380
Depreciation and amortization	20,357	21,938	59,034	55,813
Adjustments:
Acquisition and transaction-related expenditures	—	—	—	15,320
Legal settlement and accrual	4,500	—	10,250	—
Adjusted EBITDA from continuing operations	$86,382	$68,947	$259,756	$210,164

Adjusted EBITDA from Continuing Operations by Segment

	Three Months Ended November 30, 2023
	Metal Coatings	Precoat Metals	Infrastructure Solutions	Corporate	Total
Net income (loss) from continuing operations	$37,813	$32,752	$8,452	$(52,127)	$26,890
Interest expense	—	—	—	25,855	25,855
Income tax expense	—	—	—	8,780	8,780
Depreciation and amortization	6,678	7,501	—	6,178	20,357
Adjustments:
Legal accrual	4,500	—	—	—	4,500
Adjusted EBITDA from continuing operations	$48,991	$40,253	$8,452	$(11,314)	$86,382

	Three Months Ended November 30, 2022
	Metal Coatings	Precoat Metals	Infrastructure Solutions	Corporate	Total
Net income (loss) from continuing operations	$33,670	$21,053	$1,006	$(37,290)	$18,439
Interest expense	—	—	—	26,123	26,123
Income tax expense	—	—	—	2,447	2,447
Depreciation and amortization	8,225	13,381	—	332	21,938
Adjusted EBITDA from continuing operations	$41,895	$34,434	$1,006	$(8,388)	$68,947

	Nine Months Ended November 30, 2023
	Metal Coatings	Precoat Metals	Infrastructure Solutions	Corporate	Total
Net income (loss) from continuing operations	$128,353	$109,449	$4,892	$(158,950)	$83,744
Interest expense	—	—	—	82,331	82,331
Income tax expense	—	—	—	24,397	24,397
Depreciation and amortization	19,647	20,407	—	18,980	59,034
Adjustments:
Legal settlement and accrual	4,500	—	5,750	—	10,250
Adjusted EBITDA from continuing operations	$152,500	$129,856	$10,642	$(33,242)	$259,756

	Nine Months Ended November 30, 2022
	Metal Coatings	Precoat Metals	Infrastructure Solutions	Corporate	Total
Net income (loss) from continuing operations	$123,806	$63,955	$1,006	$(129,855)	$58,912
Interest expense	—	—	—	61,739	61,739
Income tax expense	—	—	—	18,380	18,380
Depreciation and amortization	24,785	29,891	—	1,137	55,813
Adjustments:
Acquisition and transaction-related expenditures	—	—	—	15,320	15,320
Adjusted EBITDA from continuing operations	$148,591	$93,846	$1,006	$(33,279)	$210,164